Exhibit 10.1

Retirement Agreement

This Retirement Agreement (this “Agreement”) is entered into between Alan H. Cohen (“Executive”) and The Finish Line, Inc. (the “Company”).

RECITALS

A.	Executive has made the decision to retire from the Company effective as of the close of business on November 30, 2008.

B.	The Company has agreed to accept Executive’s retirement from the Company.

NOW THEREFORE, in recognition of Executive’s service with the Company, and in consideration of the mutual covenants, promises, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

AGREEMENT

1.	Definitions.

(a)
Throughout this Agreement, the term “the Company” shall encompass the following: (i) the Company, as well as any division thereof, parent, subsidiary, affiliated entity, or related entity; and (ii) any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Subparagraph 1(a)(i).

(b)	Throughout this Agreement, the term “Retirement Date” shall mean the close of business on November 30, 2008, or such earlier date as Executive’s employment terminates pursuant to Paragraph 2.

2.
Employment.  The Company agrees that Executive will continue in the employ of the Company until the close of business on November 30, 2008, on which date Executive’s employment will terminate, and Executive agrees that Executive will not terminate Executive’s employment with the Company until the close of business on November 30, 2008; provided, however, such employment shall cease upon Executive’s death prior to such date.

3.
Retirement Payments and Other Consideration.  As part of the retirement package, if Executive signs this Agreement and this Agreement is not revoked by Executive, the Company shall provide Executive with the following, all in consideration of the terms and conditions and releases contained in this Agreement:

(a)	On the first payroll date after the Retirement Date, the Company agrees to pay Executive unpaid salary through the Retirement Date plus accrued vacation through the Retirement Date.

(b)	The Company agrees to pay Executive a retirement payment equal to $100,000 (the “Retirement Payment”). The Retirement Payment shall be made to Executive on January 5, 2009.

(c)
Executive is a participant in the Finish Line Executive Officer Bonus Program for Fiscal Year 2009 (the “EBOP”).  Notwithstanding anything to the contrary contained in the EBOP, the Company agrees to pay Executive a retirement payment equal to the product of (i) the bonus percentage of base salary that would have been earned under the EBOP based on performance as if Executive was employed by the Company as CEO during the entire performance period set forth in the EBOP, multiplied by (ii) the sum of (1) the base salary actually paid to Executive through the Retirement Date plus (2) the Retirement Payment (the “EBOP Payment”).  The EBOP Payment shall be made to Executive on the date the payments under the EBOP are made to other participants generally (which date shall be no later than December 31, 2009).

(d)
The Company acknowledges that each of Executive and Executive’s spouse are permitted to participate in the Company’s health and dental insurance plan and comparable vision plan (collectively, the “Medical Plan”) beginning on the Retirement Date pursuant to the terms and conditions contained in the Medical Plan relating to founders.  The Medical Plan shall permit participation of each of Executive and Executive’s spouse until he or she is entitled to participate in Medicare and, thereafter, shall permit the provision of Medicare supplemental insurance to Executive and Executive’s spouse.

(e)
The Company acknowledges that the Company has agreed to the “retirement” of Executive under the alternate retirement provisions of the Company’s policy on retirement as of the Retirement Date.  As such, Executive is deemed retired under the award agreements between the Company and Executive entered into in connection with the 2002 Stock Incentive Plan of The Finish Line, Inc. (as amended and restated July 21, 2005) beginning on the Retirement Date and, as a result, all awards of stock options and incentive stock shall vest on the Retirement Date.

(f)	No payment or other consideration under this Paragraph 3 shall be made until after the effective date of this Agreement (as determined pursuant to this Agreement).

In paying the amount specified in this Paragraph 3, The Company makes no representation as to the tax consequences or liability arising from said payment including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended.  Moreover, the parties understand and agree that any tax consequences and/or liability arising from the payment to

Executive shall be the sole responsibility of Executive.  To this extent, Executive acknowledges and agrees that Executive will pay any and all income tax which may be determined to be due in connection with the payment described in this Paragraph 3.

The payments and obligations assumed by the Company in this Paragraph 3 reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and will be subject to all applicable taxes, withholdings, and deductions.  The Company may deduct from any payment to Executive any applicable withholding.  Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Paragraph 3, whether written, oral, express or implied.

4.
General Release and Waiver.  In consideration for the payment reflected in Paragraph 3, Executive (for Executive and Executive’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with Executive’s employment with the Company including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: (a) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; (b) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (c) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (d) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (e) the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; (f) Executive Retirement Security Act, 29 U.S.C. § 1001, et seq.; (g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (h) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (i) the Worker Adjustment and Retaining Notification Act, 29 U.S.C. § 2101, et seq.; (j) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq.; (k) the Indiana wage payment statute, Ind. Code § 22-2-4-1, et seq.; and any Indiana wage law; (l) any existing or potential entitlement under any the Company program or plan, including wages or other paid leave; (m) any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); (n) claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; (o) the Indiana Constitution; and/or (p) the United States Constitution.

Executive understands and agrees that Executive is releasing the Company from any and all claims by which Executive is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on

Executive’s behalf.  Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan.  Nor shall this Agreement operate to waive or bar any claim or right which -- by express or unequivocal terms of law -- may not under any circumstances be waived or barred.  Moreover, this Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Executive signs this Agreement.  Nor shall this Agreement preclude Executive from challenging the validity of this Agreement under the ADEA.

5.
Mutual Disclaimer.  This Agreement is entered into to provide Executive with a retirement package and to terminate the parties’ relationship on an amicable basis and shall not be construed as an admission of liability by either party.  Accordingly, Executive states under penalties of perjury that - at the time Executive executes this Agreement - Executive is not aware of any facts or incidents of wrongdoing, liability, or discrimination by the Company from the beginning of time up to the date Executive signs the Agreement.  The parties further understand that the retirement package creates no precedent for the Company in dealing with any future separations.

6.
Covenant Not to Sue.  Except for those claims, causes of action or rights explicitly excluded from release in Paragraph 4 above, Executive agrees that Executive will never file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of employment with the Company, the cessation of employment, or the compensation or benefits payable in connection with employment or termination of employment.  Should Executive violate any aspect of this Paragraph, Executive agrees: (a) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (b) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Executive that breaches this Agreement, including, without limitation, reasonable attorneys’ fees; (c) to pay all costs and expenses incurred by the Company in seeking enforcement of this Agreement, including reasonable attorneys’ fees; and (d) to return the amount paid pursuant to Paragraph 3 – save $500 – within fourteen (14) days of written demand by the Company.  In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of this Agreement shall remain in full force and effect.

7.
Confidentiality Agreement.  Executive agrees that as a result of Executive’s position with the Company Executive had access to sensitive, private, and/or confidential information.  Executive agrees not to use or disclose (directly or indirectly) confidential, sensitive, or proprietary information concerning the Company obtained by Executive during Executive’s employment with the Company. For purposes of this Agreement, “proprietary information” includes, without limitation, all materials and information (whether written or not) about the Company’s current, prior, or prospective services or business activities, network, products, processes, plans, system designs, system applications, customers, suppliers, affiliates, personnel, finances, purchasing, sales, marketing and markets, accounting, business contracts, agreements, licenses, costs, pricing, profits, improvements, and other business aspects of the Company (including, but not limited to, information concerning, relating to, or arising out of relationships or agreements with customers, suppliers, independent sales agents, lenders, or other business affiliates), which are not generally known and accessible to the public at large or which provide the Company with a competitive advantage.  Executive hereby agrees that: (a) Executive has kept and will keep all such information confidential; and (b) Executive will not use or disclose any such information to anyone without first obtaining express authorization to do so from the undersigned representative of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall be intended to limit Executive’s ability to provide information to legal counsel for the Company or pursuant to a court order.  Moreover, this Paragraph shall not encompass or apply to information which is in the public domain, which becomes part of the public domain through no act, omission, or fault of Executive, or which was in Executive’s possession prior to Executive’s employment with the Company.  The Company does not intend to limit Executive in any way from seeking employment or conducting business so long as Executive does not use or disclose the proprietary information covered by this Paragraph and so long as Executive does not violate any other provision contained within this Agreement.

8.
Non-competition.  Beginning on the Retirement Date and ending on the date one (1) year after the Retirement Date, Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business which competes, or that is planning to compete, with the business of the Company or any other business in which the Company is engaged immediately prior to the Retirement Date or engage in any business that competes with the Company anywhere in the United States of America.  The parties expressly agree that the terms of this limited non-competition provision under this Paragraph are reasonable, enforceable, and necessary to protect the Company’s interests, and are valid and enforceable.  In the unlikely event, however, that a court of competent jurisdiction determines that any portion of this limited non-competition provision is unenforceable, the parties agree that the remainder of the limited non-competition provision shall remain valid and enforceable to the maximum extent possible.  The foregoing shall not prohibit Executive from owning up to one percent (1%) of the issued and outstanding stock of any other publicly traded company.  Executive agrees that it would be difficult to measure damages to the Company from any breach of the covenants contained in this Paragraph, but that such damages from any breach would be great, incalculable and irremediable, and that damages would be an inadequate remedy.  Accordingly, Executive agrees that upon a breach of any of the covenants contained in this Paragraph the Company may have specific performance of the terms of this Agreement in any court permitted by this Agreement.  The parties agree, however, that specific performance and the other remedies described herein shall not be the exclusive remedies, and the Company may enforce any other remedy or remedies available to it either in law or in equity including, but not limited to, temporary, preliminary, and/or permanent injunctive relief.

9.	Successors. This Agreement shall apply to Executive, as well as to his heirs, executors, administrators, and agents. This Agreement also shall apply to, and inure to the benefit of the Company, the predecessors, successors, and assigns of the Company and each past, present, or future employee, agent, representative, insurer, trustee, officer, or director of the Company.

10.
Severability.  The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable.  However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions.  Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

11.
Applicable Law and Jurisdiction.  This Agreement shall be interpreted, enforced, and governed under the laws of Indiana.  Moreover, while the parties do not contemplate any future disputes, Executive agrees that any action or claim regarding this Agreement or otherwise brought against the Company by or on behalf of Executive, Executive’s agents, assigns, heirs, administrators, or executors that relate to Executive’s employment or the termination thereof shall be maintained in Indiana.  If brought in state court, the action shall be filed in Marion County; if brought in federal court, the action shall be filed in the Southern District of Indiana, Indianapolis Division.  By signing this Agreement, Executive expressly consents to personal jurisdiction in Indiana.  Both parties waive the right to a jury trial.

12.	Nonwaiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

13.
Indemnification.  Executive shall be indemnified by the Company against claims arising in connection with Executive’s status as an employee, officer, director or agent of the Company in accordance with the Company’s indemnity policies and programs for its senior executives, subject to applicable law.

14.	Knowledge and Understanding. Executive acknowledges that, in accordance with the ADEA, Executive:

(a)	has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;

(b)
has been given a period of twenty-one (21) days within which to consider this Agreement, which allows Executive to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement;

(c)	has availed Executive’s of all opportunities Executive deems necessary to make a voluntary, knowing, and fully informed decision; and

(d)	is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

15.
Effective Date.  This Agreement may only be accepted during the twenty-one (21) day period after Executive receives this Agreement.  In the event Executive executes this Agreement within the twenty-one (21) days following his receipt of this Agreement, Executive shall have an additional period of seven (7) days to revoke this Agreement.  Any revocation shall be in writing and delivered via facsimile (facsimile number (317) 894-6340) to the attention of General Counsel.  This Agreement shall not become effective, therefore, and none of the payments set forth in this Agreement shall become due until Executive has executed the Agreement and the seven-day revocation period has expired without revocation being exercised.

16.
Complete Agreement.  This Agreement sets forth the complete agreement between the parties relating to the subjects herein.  Executive acknowledges and agrees that, in executing this Agreement, Executive does not rely and has not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement or otherwise.  Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to the Company by virtue of any separate agreement or obligation.

[Signature page immediately follows.]

BY SIGNING THIS RELEASE, I STATE THAT:  I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THIS AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:
The Finish Line, Inc.

/s/ Alan H. Cohen		By:	/s/ Bill Kirkendall
Alan H. Cohen
		Printed:	Bill Kirkendall

Its:

Dated:	11/28/08	Dated:	11/26/08